Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

FIRST USA CREDIT CARD MASTER TRUST

The undersigned, duly authorized representatives of Bank One, Delaware, National Association (the “Bank”), as Servicer (the “Servicer”) pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of March 28, 2002, as amended from time to time (the “Pooling and Servicing Agreement”), and as supplemented by each Supplement, each as amended from time to time, each by and between the Bank, as Transferor and Servicer, and The Bank of New York (Delaware), as Trustee (the “Trustee”), do hereby certify that:

1.         The Bank is Servicer under the Pooling and Servicing Agreement.

2.         The undersigned are duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this certificate to the Trustee.

3.         This certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement.

4.         A review of the activities of the Servicer during the period from January 1, 2002 to and including December 31, 2002 (the “Review Period”) was conducted under our supervision.

5.         Based on such review, the Servicer has, to the best of our knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout the Review Period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

6.         The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Pooling and Servicing Agreement, including each Supplement, known to us to have been made during the Review Period, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: None

7.         The report required to be delivered to the Servicer by the independent certified public accountants pursuant to subsection 3.06(b) of the Pooling and Servicing Agreement has been delivered to the Servicer, and such report contains no exceptions, except for such exceptions as the independent certified public accountants believe to be immaterial and as set forth in paragraph 8 below.

8.         The following is each exception set forth in the report required to be delivered to the Servicer by the independent certified public accountants pursuant to subsection 3.06(b) of the Pooling and Servicing Agreement: None

IN WITNESS WHEREOF, the undersigned have duly executed this certificate this 26th day of March, 2003.

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

By:	/s/ MICHAEL J. GRUBB	By:	/s/ JEFFREY RIGG

	Name: Michael J. Grubb		Name: Jeffrey Rigg
	Title: First Vice President		Title: Senior Vice President-Accounting